CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (No. 333-117052) of our reports dated March 17, 2005 and February 27, 2004, relating to the financial statements of American Skandia Life Assurance Corporation ("American Skandia") as of December 31, 2004 and December 31, 2003 and for the year ended December 31, 2004 and for the four months ended April 30, 2003 and the eight months ended December 31, 2003, which reports are included in American Skandia's Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut
April 8, 2005